Exhibit 10.1
BATH & BODY WORKS, INC.
AMENDED AND RESTATED 2015 CASH INCENTIVE
COMPENSATION PERFORMANCE PLAN
Bath & Body Works, Inc., a Delaware corporation (including any successor in name or interest thereto), hereby adopts the Bath & Body Works, Inc. Amended and Restated 2015 Cash Incentive Compensation Performance Plan (the “Plan”) effective as of September 27, 2022, for the purpose of enhancing the Company’s ability to attract and retain highly qualified executive and managerial-level associates and to provide additional financial incentives to such associates to promote the success of the Company and its subsidiaries. The Company reserves the right to pay discretionary bonuses, or other types of compensation outside of the Plan, including under the Company’s then effective Stock Option and Performance Incentive Plan or otherwise.
1. Definitions. As used herein, the following terms shall have the respective meanings indicated:
(a) “Board” shall mean the Board of Directors of the Company.
(b) “Cause” shall have the meaning set forth in the 2020 Stock Option and Performance Incentive Plan, as may be amended from time to time, and any successor thereto (the “SOPIP”); provided, however, that if the Participant is covered by the Recoupment Policy (as defined below), the term “Cause” shall have the meaning set forth in the Recoupment Policy.
(c) “Change in Control” shall have the meaning set forth in the SOPIP.
(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor federal internal revenue law, along with related rules, regulations, and interpretations.
(e) “Common Stock” shall mean the common stock, $0.50 par value per share, of the Company.
(f) “Committee” shall mean the Human Capital & Compensation Committee of the Board or such other committee or subcommittee appointed by the Board to administer the Plan that in the case of any actions taken with respect to any Incentive Compensation payable to any Section 162(m) Executive is comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an “outside director” within the meaning of Section 162(m) of the Code.
(g) “Company” shall mean, collectively, Bath & Body Works, Inc. and its subsidiaries.
(h) “Good Reason” shall have the meaning set forth in the SOPIP.
(i) “Incentive Compensation” shall mean, for each Participant, compensation to be paid in the amount determined by the Committee pursuant to Section 6 below.
(j) “Participant” means, with respect to any fiscal year, an associate who is eligible to participate in the Plan for such fiscal year in accordance with Section 3.
(k) “Performance Goal” shall mean the performance goals established by the Committee pursuant to Section 4 hereof.
(l) “Performance Period” shall mean each Spring or Fall selling season or the fiscal year of the Company, or any other period of time (not less than one (1) calendar quarter or more than five (5) years) as will be established by the Committee pursuant to Section 4 of this Plan within which the Performance Goals relating to any award of Incentive Compensation are to be achieved. Any Performance Period may be subject to earlier lapse or other modification pursuant to Section 11 of this Plan in the event of termination of employment without Cause, resignation for Good Reason, Retirement, death or Total Disability of the Participant or a Change in Control.
(m) “Recoupment Policy” shall mean the Bath & Body Works, Inc. Compensation Recoupment Policy, as may be amended from time to time.
(n) “Retirement” shall have the meaning set forth in the SOPIP.
(o) “Section 162(m) Executive” shall mean any individual who the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code.
(p) “Total Disability” shall have the meaning set forth in the SOPIP.

2. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay Incentive Compensation for each Participant. Such power and authority shall include the right to exercise discretion to reduce by any amount the Incentive Compensation payable to any Participant; provided, however, that the exercise of such discretion with respect to any Participant who is a Section 162(m) Executive shall not have the effect of increasing the Incentive Compensation that is payable to any other Section 162(m) Executive. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant and any person claiming any benefit or right under the Plan.
3. Eligibility. All Section 162(m) Executives shall be Participants in the Plan unless the Committee, in its sole and absolute discretion, designates that a Section 162(m) Executive shall not be eligible for participation in the Plan for a fiscal year. In addition, all other associates designated by the Committee or other authorized individuals are eligible to participate in the Plan and shall be Participants.
4. Awards. The Committee shall establish Performance Goals with respect to each Performance Period. The Performance Goals for a Performance Period must be established, in writing, no later than forty-five (45) days after the commencement of any Performance Period based on the Spring or Fall selling season, and, for any other Performance Period, no later than the lesser of either ninety (90) days or the number of days equal to 25 percent of the Performance Period after the commencement of the Performance Period.
The Performance Goals established by the Committee shall be based on specified levels of or changes in any one or more of the following criteria, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: price of Common Stock, or the common stock of any affiliate, shareholder return, return on equity, return on investment, return on capital, sales productivity, comparable store sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating company contribution or market share. Performance Goals for a Performance Period shall include a minimum performance standard below which no payments of Incentive Compensation will be made, and a maximum performance standard in which any performance that exceeds this standard will not increase the payment of Incentive Compensation. These Performance Goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the strategic plan for the business, or any other factors as determined by the Committee. Performance Goals shall be adjusted by the Committee for the following items:

(i)	all items of gain, loss or expense for the Performance Period determined to be extraordinary or unusual in nature or infrequent in occurrence;

(ii)	all items related to the disposal of a component of an entity or related to a change in accounting principles, as such are defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, notes to such financial statements, in management’s discussion and analysis or any other filings with the Securities and Exchange Commission;

(iii)	impact from changes in accounting policies approved by the Audit Committee of the Board that were not contemplated in the initial Incentive Compensation targets;

(iv)	all items of gain, loss or expense for the Performance Period related to an exit activity as defined under current generally accepted accounting principles;

(v)	all items of gain, loss or expense for the Performance Period related to discontinued operations as defined under current generally accepted accounting principles;

(vi)	any profit or loss attributable to the business operations of any entity acquired or divested by the Company during the Performance Period;

(vii)	write-offs, accelerated depreciation or other operating expenses at the participating subsidiary level related to the testing of a new brand concept, not included in the original Incentive Compensation targets;

(viii)	impacts from unanticipated changes in legal or tax structure or unanticipated changes in jurisdictional tax rates of a participating subsidiary; and

(ix)	changes in applicable tax law.
Annual Incentive Compensation targets shall be established for Participants ranging from 0% to 300% of each Participant’s base salary. In the case of an award of Incentive Compensation to any Section 162(m) Executive, the terms of the objective formula or standard setting such targets must prevent any discretion from being exercised by the Committee to later increase the amount payable that would otherwise be due upon attainment of the targets, but may allow discretion to decrease the amount payable, including discretion that is exercised through the establishment of additional objective or subjective goals. Participants may earn their target Incentive Compensation if the business achieves the pre-established Performance Goals. The target Incentive Compensation percentage for each Participant will be based on the level and functional responsibility of his or her position, size of the business for which the Participant is responsible, and competitive practices. The amount of Incentive Compensation paid to Participants may range from zero to triple their targets, based upon the extent to which Performance Goals are achieved or exceeded. The minimum level at which a Participant will earn any Incentive Compensation, the level at which a Participant will earn the maximum Incentive Compensation of double the target, and the interpolation guidelines for calculating payments within that range must be established by the Committee, in writing, within forty-five (45) days after the commencement of any Performance Period based on the Spring or Fall selling season, and, for any other Performance Period, no later than the lesser of either ninety (90) days or the number of days equal to 25 percent of the Performance Period after the commencement of the Performance Period.
5. Committee Certification. As soon as reasonably practicable after the end of each Performance Period, and prior to the payment of any Incentive Compensation to a Section 162(m) Executive, the Committee shall certify, in writing, that the Performance Goals for such Performance Period were satisfied.
6. Payment of Incentive Compensation. The selection of Participants to whom Incentive Compensation shall be paid shall be conditioned upon each Participant’s continued employment with the Company through the date such Incentive Compensation is paid. The amount of the Incentive Compensation paid to a Participant for a Performance Period shall be such amount as determined by the Committee in its sole discretion, including zero, provided that the maximum aggregate payment for all Incentive Compensation awards payable to any Participant in any fiscal year of the Company shall be $20,000,000. For the purpose of calculating this fiscal year limit, the Incentive Compensation for any Performance Period of less than one year is deemed to be payable on the last day of the Performance Period, and the Incentive Compensation for any Performance Period of over one year is deemed to be payable ratably over the Performance Period. If, after amounts have been earned with respect to Incentive Compensation awards, the payment of such amounts is deferred, any additional amounts attributable to earnings during the deferral period shall be disregarded for purposes of this limit. Subject to the last sentence of this Section 6 and to Section 11 below, Incentive Compensation shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion, but in no event later than sixty (60) days following the end of the Performance Period to which such Incentive Compensation relates. To the extent provided by the Committee, in its sole discretion, the annual Incentive Compensation may be paid in the form of shares of Common Stock under the Company’s then effective Stock Option and Performance Incentive Plan, or may be deferred under the Company’s then effective Supplemental Retirement Plan, subject to the terms and conditions of such plans.
7. No Right to Bonus or Continued Employment; Clawback.
(a) Neither the establishment of the Plan, the provision for or payment of any amounts hereunder, nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive

Compensation or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or associate of the Company or any affiliate of the Company.
(b) If the Committee determines in good faith either that: (i) if required by applicable law with respect to a Participant or (ii) (x) a Participant engaged in fraudulent conduct or activities relating to the Company, (y) a Participant has knowledge of such conduct or activities, or (z) a Participant, based upon the Participant’s position, duties or responsibilities, should have had knowledge of such conduct or activities, the Committee shall have the power and authority under the Plan to terminate without payment all outstanding incentive awards under the Plan. If required by applicable law with respect to a Participant or if a Participant described in (ii) above has been paid Incentive Compensation that is based on or results from such conduct or activities, such Participant shall promptly reimburse to the Company a sum equal to either an amount required by such law or the amount of such Incentive Compensation paid in respect of the year in which such conduct or activities occurred, as applicable.
Notwithstanding any other provision of this Plan to the contrary, commencing with Incentive Compensation granted in respect of fiscal year 2023 and all future fiscal years thereafter, any such Incentive Compensation shall be subject to cancellation, recoupment or other action in accordance with the terms and conditions of the Recoupment Policy. In order to receive any Incentive Compensation, the Participant shall agree and consent to the Company’s application, implementation and enforcement of (a) the Recoupment Policy or any similar policy established by the Company that may apply to the Participant and (b) any provision of applicable law or stock market or exchange rules or regulations relating to cancellation or recoupment of compensation, and expressly agree that the Company may take such actions as are necessary to effectuate the Recoupment Policy, any similar policy (as applicable to the Participant) or applicable law or stock market or exchange rules or regulations without further consent or action being required by the Participant. To the extent that the terms of this Agreement and the Recoupment Policy conflict, then the terms of the Recoupment Policy shall prevail. In addition, by accepting any award of Incentive Compensation hereunder, the Participant shall be deemed to have agreed and acknowledged that (x) a copy of the Recoupment Policy has been made available to the Participant, (y) the Participant has reviewed the Recoupment Policy and (z) the Participant understands that the award of Incentive Compensation will be subject to the Recoupment Policy.
8. Withholding. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Compensation. The Company shall also have the right to withhold from Incentive Compensation any amounts that may be required to be withheld from other taxable noncash compensation or taxable reimbursements payable to a Participant that may themselves have not been subjected to withholding at the time of payment.

9. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to the Participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.
10. Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A Participant’s rights to payment under the Plan shall be limited to those of a general unsecured creditor of the Company.
11. Amendment, Suspension and Termination of the Plan.
(a) Subject to the limitations set forth in paragraph (b) below, the Committee may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable.
(b) No amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, materially, adversely alter or impair any rights or obligations under any Incentive Compensation previously awarded under the Plan, except to the extent any such action is undertaken to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

12. Governing Law. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Ohio, other than the choice of law rules thereof.